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                                                                     EXHIBIT 23d


                          INDEPENDENT AUDITORS' CONSENT


The Board of Directors
Coeur d'Alene Mines Corporation

We consent to the incorporation by reference in the registration Statement on Form S-3 of Coeur d'Alene Mines Corporation of our report dated February 28, 2003, with respect to the consolidated balance sheet of Coeur d'Alene Mines Corporation as of December 31, 2002 and the related consolidated statements of operations and comprehensive loss, shareholders' equity, and cash flows for the year then ended, which report appears in the December 31, 2002 annual report on Form 10-K of Coeur d'Alene Mines Corporation and to the reference to our firm under the heading "Experts" in the prospectus.

/s/ KPMG LLP

Denver, Colorado
March 20, 2003